Filed Pursuant to Rule 424(b)(3)

Registration No. 333-225641

Prospectus Supplement No. 4

OWC Pharmaceutical Research Corp.

47,500,000 Shares of Common stock

This prospectus supplement no. 4 (the “Prospectus Supplement”) supplements the information contained in the prospectus dated July 3, 2018 (the “Prospectus”) relating to the offer and sale from time to time of up to 47,500,000 shares of our common stock by the selling stockholder of OWC Pharmaceutical Research Corp. named in the Prospectus. The number of shares offered for sale by the selling stockholder consists of up to (i) 140% of the 25,000,000 shares (or 35,000,000 shares) of our common stock currently issuable upon the conversion of 500 shares of our new series of preferred stock designated as Series A Preferred Stock (the “Series A Preferred Shares”) held by the selling stockholder and (ii) 12,500,000 shares of our common stock currently issuable upon exercise of warrants held by the selling stockholder (the “Warrants”). The selling stockholder acquired the Preferred Shares and the Warrants from us pursuant to a Securities Purchase Agreement (the “Securities Purchase Agreement”), dated April 30, 2018, by and between the Company and the investor identified therein (the “Investor”).

This Prospectus Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 4, 2019, as amended on February 7, 2019 (the “Item 5.02 Form 8-K/A”) and our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 7, 2019, as amended on February 11, 2019 (the “Item 3.02 Form 8-K/A”, together with the Item 5.02 Form 8-K/A, the “Form 8-K/As”). Accordingly, we have attached the Form 8-K/As to this Prospectus Supplement.

This Prospectus Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

Investing in our common stock is highly speculative and involves a high degree of risk. Please consider carefully the specific factors set forth under “Risk Factors” beginning on page 4 of the Prospectus and in our filings with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is February 13, 2019

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): February 1, 2019

Owc Pharmaceutical Research Corp.

(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 0-54856

Delaware	98-0573566
(State of Incorporation)	(I.R.S. Employer Identification No.)

2 Ben Gurion Street, Ramat Gan, Israel	5257334
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code: 972 (72) 2608004

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 1, 2019 (the “Start Date”), OWC Pharmaceutical Research Corp. (the “Registrant”) appointed Ms. Sigal Russo as Chief Financial Officer of the Registrant and its wholly-owned Israeli subsidiary, One World Cannabis Ltd. Sigal Russo will replace Yossi Dagan who resigned as Chief Financial Officer of the Company on February 1, 2019, effective immediately. Mr. Dagan is leaving the Company on amicable terms to pursue other opportunities.

Ms. Russo, aged 40, is a Certified Public Accountant licensed in Israel. Most recently, Ms. Russo served as Senior Director of Finance of Rosetta Genomics Ltd. (NASDAQ: ROSG), a molecular diagnostics company, where she was responsible for all aspects of Rosetta Genomics’ finances, and reported to the chief financial officer. Ms. Russo served in various roles at Rosetta Genomics since 2008. Prior to her tenure at Rosetta Genomics, Ms. Russo was an audit manager at Ernst & Young in Israel, specializing in audits of companies from various fields, both publicly traded and privately owned American and Israeli entities, from 2004 to 2008. Ms. Russo holds a BA in Economics and Accounting, from the Ruppin Academic College.

Ms. Russo is entitled to the following compensation in connection with her employment with the Company:

Salary. Ms. Russo’s annual salary will be $106,370, and Ms. Russo will also receive a one-time signing bonus of $6,600.

Equity Compensation. The board of directors approved on February 4, 2019 an option grant to Ms. Russo, to purchase up to 1,500,000 shares of the Registrant’s common stock, under the Registrant’s stock incentive plan. The options shall vest over a 3-year period from the vesting start date, such that 500,000 Options shall vest upon the one year anniversary of the Start Date and the remaining Options shall vest in eight equal quarterly installments thereafter.

About OWC Pharmaceutical Research Corp

OWC Pharmaceutical Research Corp., through its wholly-owned Israeli subsidiary, One World Cannabis Ltd., (collectively “OWC” or the “Company”) conducts medical research and clinical trials to develop cannabis-based pharmaceuticals and treatments for conditions including multiple myeloma, psoriasis, fibromyalgia, PTSD, and migraines.

OWC is also developing unique and effective delivery systems and dosage forms of medical cannabis. All OWC research is conducted at leading Israeli hospitals and scientific institutions and led by internationally renowned investigators.

Contact: Mordechai Bignitz, Chief Executive Officer - OWC Pharmaceutical research crop,

info@owcpharma.com

Tel: +972-(72)-260-8004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OWC Pharmaceutical Research Corp.

By:	/s/ Mordechai Bignitz
Name:	Mordechai Bignitz
Title:	Chief Executive Officer

Date: February 7, 2019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): February 5, 2019

Owc Pharmaceutical Research Corp.

(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 0-54856

Delaware	98-0573566
(State of Incorporation)	(I.R.S. Employer Identification No.)

2 Ben Gurion Street, Ramat Gan, Israel	5257334
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code: 972 (72) 2608004

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Explanatory Note

This Amendment No. 1 to the Current Report on Form 8-K amends Item 3.02 of the Current Report on Form 8-K filed on February 7, 2019 (the “Original Form 8-K”) solely to correct an error in the first paragraph of the disclosure under Item 3.02 in the Original Form 8-K with respect to the number of shares of the Registrant’s common stock into which the Series A Preferred Stock was initially convertible. Item 3.02 has been replaced in its entirety below. No other changes have been made to the Original Form 8-K.

Item 3.02 Sale of Unregistered Securities.

As previously reported by OWC Pharmaceutical Research Corp. (the “Company”), it sold to Discover Growth Fund (“Discover”) 500 shares of its new series of preferred stock designated as Series A Convertible Preferred Stock (the “Preferred Stock”), which were initially convertible into an aggregate of 25,000,000 shares of the Company’s common stock, par value $0.00001 per share (“Common Stock”), subject to adjustments. On January 31, 2019, and at times prior to then, the Company received notices of conversion from Discover to convert an aggregate of 35 shares of Preferred Stock, with a stated value of $10,000 per share, into an aggregate of 7,376,090 shares of Common Stock (the “Conversion”). From December 11, 2018 through February 5, 2019, the Company effected the Conversion and issued the investor an aggregate of 7,504,842 shares of Common Stock, which constitutes greater than 5% of the number of shares of common stock outstanding as reported in the Company’s last Quarterly Report on Form 10-Q for the quarter ended September 30, 2018.

These securities were not registered under the Securities Act of 1933, as amended (the “Securities Act”), but qualified for exemption under Section 4(a)(2) of the Securities Act. The securities were exempt from registration under Section 4(a)(2) of the Securities Act because the issuance of such securities by the Company did not involve a “public offering,” as defined in Section 4(a)(2) of the Securities Act, due to the insubstantial number of persons involved in the transaction, size of the offering, manner of the offering and number of securities offered. All of the securities were issued without registration under the Securities Act of 1933 in reliance upon the exemption provided in Section 4(a)(2).

Item 9.01. Exhibits

(d) Exhibits

Exhibit No.	Exhibit

3.1	Certificate of Designation of Series A Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 3, 2018).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OWC Pharmaceutical Research Corp.

By:	/s/ Mordechai Bignitz
Name:	Mordechai Bignitz
Title:	Chief Executive Officer

Date: February 11, 2019

OWC PHARMACEUTICAL RESEARCH CORP.

47,500,000 shares of Common stock

Prospectus Supplement

February 13, 2019